Exhibit 99.1

                                                                                                                   December 20, 2007

                                                                                                                   Via Fax: (708) 445-3223

Mr. Michael E. Kelly, Chairman

FBOP Corporation and Cottonwood Holdings, Inc.

11 W. Madison Street

Oak Park, IL 60302

Dear Mr. Kelly:

Subject:           FBOP Corporation Application to Purchase up to 24.9% of PFF Bancorp, Inc.

I am in receipt of the voice mail left for me Friday, December 14, 2007, by Mr. Mitchell, CEO of your California National Bank subsidiary, informing me of FBOP Corporation's L.A. Times newspaper publication of its notice of intention to file an application with the Federal Reserve Board ("FRB") seeking permission to purchase up to 24.9% of the outstanding shares of PFF Bancorp, Inc.  The Board of Directors of PFF Bancorp has reviewed the terms of your proposed investment as set forth in the Schedule 13D filed with the Securities and Exchange Commission.  After careful consideration, including consultation with financial and legal advisors, the Board has unanimously concluded that the proposal that you seek to undertake would not be in the best interests of our shareholders.  Accordingly, we respectfully request that FBOP promptly withdraw its application.  Absent such withdrawal prior to the end of the public comment period for the application, PFF Bancorp intends to file a protest to the application with the FRB.

In addition, we note that your 13D filing is misleading in its implication that your proposed share acquisition has been discussed in meetings with officers and directors of PFF Bancorp.  As you know, there has never been any discussion regarding FBOP's investment in PFF with any officer or director of PFF other than me, and during the two encounters that I've had with Mr. Mitchell, one of which was the lunch that you also attended, the subject of FBOP applying to become more than a 10% shareholder was never discussed.  In fact, PFF Bancorp participated in no discussions regarding this application, was completely unaware of its intended filing and wasn't even provided a courtesy copy.  I'm sure that you will also recall that I expressed great confidence in PFF Bancorp's leadership and strategic plan.  We are committed to succeeding and creating superior value for our shareholders and believe that executing our plan is the best path for our company and its shareholders.

Sincerely,

/s/ Kevin McCarthy

Kevin McCarthy

President/ CEO

KMc:dmn

cc:        Greg Mitchell